Exhibit 14.1

WRAP TECHNOLOGIES, INC.

CODE OF ETHICS

As a public company, it is of critical importance that filings with the Securities and Exchange Commission by Wrap Technologies, Inc. (the “Company”) be accurate and timely. Depending on their position with the Company, employees may be called upon to provide information to assure that the Company's public reports are complete, fair, and understandable. The Company expects all of its employees to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

The Company’s Finance and Accounting Department (the “Department”) bears a special responsibility for promoting integrity throughout the Company, with responsibilities to stakeholders both inside and outside of the Company. The Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the Department’s personnel have a special role both to adhere to the principles of integrity and also to ensure that a culture exists throughout the Company as a whole that ensures the fair and timely reporting of the Company’s results from operations and financial condition. Because of this special role, the CEO, CFO, and all members of the Department are bound by the Company’s Code of Ethics, and by accepting the Code of Ethics, each agrees that they will:

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Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

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Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in the reports and documents that the Company files with, or submits to, government agencies and in other public communications;

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Comply with the rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies;

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Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated;

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Respect the confidentiality of information acquired in the course of one's work, except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one's work will not be used for personal advantage;

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Share job knowledge and maintain skills important and relevant to stakeholders needs;

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Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and in the community;

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Achieve responsible use of, and control over, all Company assets and resources employed by, or entrusted to yourself, and your department;

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Receive the full and active support and cooperation of the Company’s officers, senior staff, and all employees in the adherence to this Code of Ethics; and

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Promptly report to the CEO or CFO any conduct believed to be in violation of law or business ethics or in violation of any provision of this Code of Ethics, including any transaction or relationship that reasonably could be expected to give rise to such a conflict. Further, to promptly report to the Chair of the Company’s Audit  Committee or the Board of Directors prior to the formation of the Audit Committee, such conduct if by the CEO or CFO or if they fail to correct such conduct by others in a reasonable period of time.